Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Sadot Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity(3)	Common Stock, par value $0.0001 per share (1)	Other (2)	5,175,909	0.29	$1,501,014	$0.0001476	$221.55
Fees to be Paid	Equity(4)	Common Stock, par value $0.0001 per share (1)	Other (2)	3,860,719	0.29	$1,119,609	$0.0001476	$165.25

Total Offering Amount								$386.80
Total Fee Offsets								$—
Net Fee Due								$386.80

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling security holders named in the prospectus and shares that are issuable under the 2024 Incentive Equity Plan. Under Rule 416 of the Securities Act of 1933, as amended, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.
(2)	Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The proposed maximum price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 22, 2024, which date is within five business days prior to filing this Registration Statement.
(3)	Represents the registration of an additional 5,175,909 shares of common stock issuable pursuant to the 2024 Incentive Equity Plan.
(4)	Represents the registration of 3,860,719 shares of common stock issued or issuable pursuant to stock options.